Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED
Reports Third Quarter 2006 Financial Results

Waltham, MA — November 9, 2006 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three and nine months ended September 30, 2006.

Third Quarter 2006 Results

The Company’s net loss for the three months ended September 30, 2006 was approximately $6,753,000, or $0.63 per diluted share, compared to a net loss of approximately $5,168,000, or $0.49 per diluted share, for the three months ended September 30, 2005.

The increased net loss for the third quarter of 2006 was due primarily to a decrease in product sales and licensing revenues related to Plenaxis®. Also contributing to the increased net loss for the third quarter was incremental non-cash compensation expense associated with the Company’s adoption commencing in 2006 of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment (SFAS No. 123R). For the three months ended September 30, 2006, approximately $785,000 of expense associated with equity-based compensation plans was included in the Company’s financial results under SFAS No. 123R, of which approximately $591,000 was allocated to research and development expense, and approximately $194,000 was allocated to general and administrative expense. There was also a reduction in sales and marketing expenses from the prior year quarter due to the voluntary discontinuation of promotional activities for Plenaxis® in the United States. Expenses incurred during the third quarter of 2006 related primarily to the Company’s preclinical and clinical development efforts, advancement of existing drug discovery programs to support the Company’s pilot agreements and ongoing partnering efforts, continued technology enhancement, and general and administrative expenses.

For the nine months ended September 30, 2006, the net loss was approximately $28,878,000, or $2.73 per diluted share, compared to a net loss of approximately $59,883,000, or $5.71 per diluted share, for the nine months ended September 30, 2005. The reduced net loss for the nine months ended September 30, 2006 was principally the result of the $32,173,000 of restructuring and asset impairment expenses recorded during the second quarter of 2005. At September 30, 2006, the Company had cash and cash equivalents of $40,370,000, compared to cash, cash equivalents and marketable securities of approximately $62,580,000 at December 31, 2005.

Commenting on the activities for the quarter, Kevin F. McLaughlin, President and Chief Executive Officer stated, “During the third quarter, we continued to make significant progress in our PPI-2458 clinical development program, our DirectSelect™ pilot drug discovery programs and our S1P-1 research and development program. Yesterday we presented interim data from our Phase 1 clinical trial of PPI-2458 in non-Hodgkin’s lymphoma and solid tumors at the 18th EORTC-NCI-AACR Symposium held in Prague. We are very encouraged by the preliminary information from this clinical trial and are utilizing the growing clinical and preclinical data on this compound to establish a focused Phase 2 clinical development plan in oncology. In addition, we are further evaluating the potential initiation of clinical studies of PPI-2458 in rheumatoid arthritis. We recently presented the scientific rationale for studying PPI-2458 as a targeted molecular therapy for this disease at the 14th International Inflammation Research Association Conference, where we received the Cerep Award for Research with the greatest therapeutic potential. As previously disclosed, our goal is to partner this program in one or more indications as clinical development advances. With respect to DirectSelect™, the majority of our recent efforts in this area have been devoted to advancing our partnered pilot programs and seeking to enter into broader pharmaceutical partnerships for drug discovery and development utilizing, or possibly other transactions with respect to, this technology that will provide cash and/or cost reduction benefits to us. We are pleased with our progress to date under our existing pilot study agreements and we continue to initiate and advance discussions with other potential partners.

“In parallel with the development of our DirectSelect™ technology, we have also been conducting a highly focused discovery research effort to identify small molecules that interact with sphingosine-1-phosphate receptor-1 (S1P-1). S1P-1 is a G-protein coupled receptor that is implicated in immunomodulation, making it an attractive therapeutic target for treating autoimmune disorders such as multiple sclerosis and for preventing rejection in solid organ transplants. Utilizing conventional medicinal chemistry lead optimization techniques, we have identified a number of selective S1P-1 agonist compounds. We are currently evaluating several preclinical candidates with a goal of identifying one or more lead compounds to advance into clinical testing. It is our goal to enter into a collaborative arrangement for the development and commercialization of such lead compound(s).”

Concluding his comments, Mr. McLaughlin stated, “As previously announced, we are actively exploring strategic options which may be available to the Company. No decision has been made as to whether we will engage in a strategic transaction, and there can be no assurance as to whether or when this process will result in a successful transaction. We do not currently intend to disclose developments or anticipated timing regarding the status or outcome of this process unless and until our board of directors has approved a specific transaction.”

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EST). This call will be broadcast live over the Internet at www.praecis.com under “Investor Relations.” A telephonic replay of this call will be available beginning at 12:00 Noon (EST), until midnight Thursday, November 16, 2006, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 6471068. This press release, including the financial results relating to PRAECIS’ third quarter ended September 30, 2006, is also available on PRAECIS’ web site under “News Center.”

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on utilizing its proprietary technologies for the discovery and development of novel compounds that have the potential to address unmet medical needs or improve existing therapies. PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development, and a research and development program aimed at identifying one or more selective S1P-1 agonist compounds to advance into clinical testing.

This news release contains forward-looking statements, including statements regarding the Company’s plans to actively explore strategic options which may be available to the Company, its plans for the continued clinical development of PPI-2458 and the advancement of its program to identify selective S1P-1 agonist compounds to advance into clinical testing, and seeking partnerships relating to, as well as the internal use in certain programs of, the Company’s

 DirectSelect™ technology. These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of such outcomes or of future performance. These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those expected or anticipated, including, but not limited to, the Company’s ability to successfully consummate, in a timely manner and on favorable terms, a strategic transaction, the Company’s ability to continue to manage operating expenses and to retain key employees, unexpected expenditures, the Company’s ability to continue development of and successfully partner or enter into other transactions with respect to its DirectSelect™ technology, the Company’s ability to continue development of PPI-2458 and successfully partner this program, the Company’s ability to identify one or more lead selective S1P-1 agonist compounds and successfully partner its S1P-1 program, the Company’s ability to successfully perform under its DirectSelect™ pilot study agreements, unexpected results in ongoing and future clinical or preclinical trials, and the need for additional research and testing, including as a result of unanticipated determinations by regulatory authorities, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
Revenues:
Product sales	$282	$—	$1,437	$209
Licensing and other revenues	1,806	—	1,924	35
Total revenues	2,088	—	3,361	244
Costs and expenses:
Cost of goods sold	97	45	3,889	5,615
Research and development	5,333	5,610	18,892	18,157
Sales and marketing	203	—	5,988	—
General and administrative	1,489	1,560	5,456	5,433
Restructuring and asset impairment	—	110	28,680	1,688
Total costs and expenses	7,122	7,325	62,905	30,893
Operating loss	(5,034)	(7,325)	(59,544)	(30,649)
Interest (expense) income, net	(134)	572	(339)	1,771
Net loss	$(5,168)	$(6,753)	$(59,883)	$(28,878)
Basic and diluted net loss per common share	$(0.49)	$(0.63)	$(5.71)	$(2.73)
Weighted average number of basic and diluted common shares outstanding	10,494	10,687	10,488	10,594

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2005	September 30, 2006
Cash and cash equivalents	$57,088	$40,370
Marketable securities	5,492	—
Accounts receivable and other current assets	1,080	1,013
Net fixed assets	3,559	1,595
Inventory and other long-term assets	2,325	793
Total assets	$69,544	$43,771
Current liabilities	$9,579	$9,402
Long-term liabilities	8,802	8,757
Total stockholders’ equity	51,163	25,612
Total liabilities and stockholders’ equity	$69,544	$43,771